Exhibit 99.1

CORPORATE HEADQUARTERS 4000 Union Pacific Avenue City of Commerce, CA 90023 Phone: (323) 980-8145 Fax: (323) 980-8160 www.99only.com

99¢ ONLY STORES® COMMENCES CONSENT SOLICITATION

CITY OF COMMERCE, California — September 18, 2013 - 99¢ Only Stores® (the “Company”) announced that it commenced a consent solicitation (the “Solicitation”) with respect to proposed amendments (“Proposed Amendments”) to the indenture (the “Indenture”) governing the Company’s outstanding $250 million in aggregate principal amount of 11% Senior Secured Notes Due 2019 (the “Notes”).

The Proposed Amendments would (i) eliminate the leverage ratio test currently required to make a permitted Restricted Payment under the Indenture for the purpose of funding the obligation to repurchase shares pursuant to the Rollover Investor Put (as defined in the Indenture) and (ii) expand the definition of the Rollover Investor Put to include the Purchase (as defined below).

The Company’s parent, Number Holdings, Inc. (“Parent”), is in discussions to enter into an agreement with certain former members of the Company’s management, Eric Schiffer, Jeff Gold and Howard Gold, and Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 or certain of their affiliates (collectively, the “Sellers”) under which (a) Parent will purchase from each Seller all of the shares of Parent’s Class A Common Stock, par value $0.001 per share (“Class A Stock”), and Parent’s Class B Common Stock, par value $0.001 per share (“Class B Stock”), owned by such Seller and (b) all of the options to purchase shares of Class A Stock and Class B Stock held by such Seller will be cancelled and forfeited, for aggregate consideration of approximately $130 million (the “Purchase”).  The Company is seeking consents (the “Consents”) of the Holders (as defined below) for the Proposed Amendments to ensure that the consummation of the Purchase would be permitted under the Indenture.

The record time and date to determine holders of the Notes entitled to consent (the “Holders”) is 5:00 p.m., New York City time on Tuesday, September 17, 2013. The Solicitation will expire at 5:00 p.m., New York City time, on Thursday, September 26, 2013, unless extended (the “Expiration Time”). As part of the Solicitation, subject to the satisfaction of the terms and conditions of the Solicitation, the Company will make a cash payment (the “Consent Payment”) equal to $2.50 per $1,000 in aggregate principal amount of Notes, in respect of which a Consent has been delivered in accordance with the procedures described in the Consent Solicitation Statement (the “Statement”) (and not revoked) at or prior to the Expiration Time.  Consents may be revoked at any time prior to the date that the Proposed Amendments become effective.  The Company’s obligation to make the Consent Payment is contingent upon, among other things, (i) receipt of Consents from the holders of a majority in aggregate principal amount of the Notes at or prior to the Expiration Time, (ii) execution of a supplemental indenture, (iii) the execution of an amendment to each of the Company’s term loan and ABL credit facilities to permit the restricted payments and the additional borrowings under the term loan credit facility necessary to consummate the Purchase, (iv) the consummation of the Purchase substantially concurrently with or subsequent to the effectiveness of the Proposed Amendments and (v) other customary conditions described in the Statement.  The Consent Payment will become payable upon execution of the supplemental indenture containing the Proposed Amendments, and will be paid promptly following the later of the Expiration Time and the satisfaction or, where applicable, waiver of such conditions. The Company has not yet entered into, and may not enter into, an agreement to effect the Purchase.

Holders may obtain a copy of the Statement and related material from the information agent, D.F. King & Co., Inc., at (800) 967-4607 or (212) 269-5550 for banks and brokers.

RBC Capital Markets, LLC is the solicitation agent for the Solicitation. Questions regarding the Solicitation may be directed to RBC Capital Markets, LLC at (877) 381-2099 or (212) 618-7822.

This press release is for informational purposes only, and the Solicitation is being made only pursuant to the terms of the Statement that is being distributed to the Holders. The Solicitation is not being made to, and Consents are not being solicited from, Holders in any jurisdiction in which it is unlawful to make such Solicitation or grant such Consent. None of the Company, the solicitation agent or the information agent makes any recommendation as to whether or not Holders should deliver any Consents. Each Holder must make its own decision as to whether or not to deliver a Consent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

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Founded in 1982, 99¢ Only Stores® operates 327 extreme value retail stores consisting of 237 stores in California, 42 in Texas, 31 in Arizona, and 17 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. For more information, visit www.99only.com.

Contact:

99¢ Only Stores

Frank Schools

323-881-1293

Frank.schools@99only.com

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) executing an agreement to effect the Purchase and an amendment to each of the term loan and ABL credit facilities to permit the restricted payments and the additional borrowings under the term loan credit facility necessary to consummate the Purchase, (b) trends affecting the financial condition or results of operations of the Company and (c) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature. Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.